UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-125546	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Seven, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2006, we caused our wholly-owned subsidiary, Apple Seven Hospitality Ownership, Inc., to enter into a series of purchase contracts for the potential purchase of three hotels. These contracts include separate purchase contracts with each of the three entities that hold the hotels, and a master purchase contract that applies to each of the purchase contracts. These three entities have substantial common ownership but do not have any relationship to us or our subsidiaries, other than through the purchase contracts. Under the master purchase contract, if we elect to terminate a purchase contract during the “review period” we must terminate the other purchase contracts, unless the selling parties grant consent to a termination of less than all of the purchase contracts.

There can be no assurance at this time that our purchasing subsidiary will in fact purchase any of these hotels. The table below describes the three hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms (b)	Purchase Price
Hattiesburg, Mississippi	Courtyard by Marriott®	Sunbelt-CHM, L.L.C.	84	$9,455,066
Prattville, Alabama	Courtyard by Marriott®	Sunbelt-CPA, L.L.C.	84	9,303,470
Trussville, Alabama	Courtyard by Marriott®	Sunbelt-CTR, L.L.C.	84	9,510,104

TOTAL			252	$28,268,640

Notes:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.
(b)	The number of rooms listed refers to the expected number of rooms upon the completion of construction of the hotel.

The initial deposit under the master purchase contract was $300,000 ($100,000 per entity). The initial deposit is refundable to our purchasing subsidiary upon its election to terminate all of the purchase contracts during the “review period.” In the event our purchasing subsidiary does not elect to terminate all of the purchase contracts during the review period, our purchasing subsidiary is required to make an additional deposit of $300,000 within three (3) business days after the expiration of the review period. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price of the applicable entities upon closing.

During the review period, we will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Although we may terminate a purchase contract at any time during the review period for any reason, the master purchase contract provides that the termination of any single purchase contract will require us to terminate all of the purchase contracts, unless the selling parties consent to a single or partial termination.

The initial deposit under the purchase contracts was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and purchase price under each purchase contract would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

Each purchase contract provides that the existing franchise agreement and management agreement for the applicable hotel will be terminated if a closing occurs. It is expected that our leasing subsidiary will enter into new franchise and management agreements with the same parties to continue the existing franchise and management relationships.

Certain closing conditions must be met before or at the closing under each purchase contract, and many of these conditions are currently unsatisfied. They include, but are not limited to the following: completion of construction of the hotels; the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; and the applicable franchise and management agreements shall have been terminated and new franchise and management agreements shall have been executed for each property. If the review period has expired and a condition to closing is not satisfied by the seller under a particular purchase contract, then we can terminate that purchase contract and proceed to closing under the remaining purchase contracts.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all of these hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

September 29, 2006